The New York Times Company Reports Second-Quarter 2023 Results

NEW YORK, August 8, 2023 – The New York Times Company (NYSE: NYT) announced today second-quarter 2023 diluted earnings per share of $.28 compared with $.37 in the same period of 2022. Adjusted diluted earnings per share (defined below) was $.38 in the second quarter of 2023 compared with $.28 in the second quarter of 2022.
Operating profit increased to $55.8 million in the second quarter of 2023 from $51.7 million in the same period of 2022, and adjusted operating profit (defined below) increased to $92.2 million from $76.2 million. In each case, the increase was due to higher digital subscription and other revenues, partially offset by higher operating costs.
Adjusted operating profit at The New York Times Group segment (“NYTG”) increased to $100.0 million from $88.8 million primarily as a result of higher digital subscription and other revenues, partially offset by higher adjusted operating costs and lower advertising revenues.
Adjusted operating losses at The Athletic segment (“The Athletic”) decreased to $7.8 million from $12.6 million primarily as a result of higher digital subscription and advertising revenues, partially offset by higher adjusted operating costs. See “Key Highlights” on the following page for additional metrics.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Our second-quarter results confirm our view that our essential subscription strategy is working as designed, with momentum in several key areas. We added 180,000 net new digital subscribers, with more than half of our digital starts taking the bundle for the second quarter in a row. More than a third of our nearly 10 million subscribers are now bundle or multiproduct subscribers.
“Digital subscription revenue grew thanks to gains in both subscriber volume and ARPU, with the latter up year-on-year for the first time since our acquisition of The Athletic. Subscriber engagement remains high, helping to power our multi-revenue stream model, including digital advertising, which exceeded expectations with a 6.5 percent revenue increase. And we’ve continued to exercise cost discipline while simultaneously enhancing the value of our offering.
“We believe continued strong execution of our bundle strategy positions us to be more resilient to external market dynamics while driving sustainable value creation. We are proud of the progress we are making to build a larger and more profitable company, which in turn allows us to continue to do the most ambitious, high quality journalism across an ever broadening range of topics and formats.”

Key Highlights
(In millions, except percentages, subscriber metrics (in thousands), Average revenue per user (“ARPU”) and per share data)

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Operating profit	$55.8	$27.9	$93.0	$51.0	$51.7
Operating profit margin %	9.4%	5.0%	13.9%	9.3%	9.3%
Adjusted operating profit (“AOP”)(1)	$92.2	$54.0	$141.8	$69.0	$76.2
AOP margin %(1)	15.6%	9.6%	21.2%	12.6%	13.7%
AOP - NYTG(2)	$100.0	$65.3	$151.5	$81.0	$88.8
AOP margin % - NYTG(2)	17.8%	12.3%	23.7%	15.5%	16.6%
AOP - The Athletic(2)	$(7.8)	$(11.3)	$(9.6)	$(12.1)	$(12.6)
Total revenue	$590.9	$560.7	$667.5	$547.7	$555.7
% change year over year	6.3%	4.3%	12.3%	7.6%	11.5%
Digital-only subscription revenue	$269.8	$258.8	$269.2	$243.9	$238.7
% change year over year	13.0%	14.1%	31.0%	22.8%	25.5%
Digital advertising revenue	$73.8	$61.3	$111.9	$70.3	$69.3
% change year over year	6.5%	(8.5)%	0.6%	4.9%	(2.4)%
Operating costs	$522.3	$532.8	$548.3	$503.8	$504.0
% change year over year	3.6%	7.3%	9.6%	9.5%	19.6%
Adjusted operating costs(1)	$498.7	$506.8	$525.7	$478.7	$479.5
% change year over year	4.0%	6.4%	8.4%	7.8%	18.2%

Total subscribers(3)	9,880	9,730	9,550	9,330	9,170
Digital-only subscribers(3)	9,190	9,020	8,830	8,590	8,410
Digital-only subscribers net additions(3)	180	190	240	180	180
Total digital-only ARPU	$9.15	$9.04	$8.93	$8.87	$8.83
% change year over year	3.6%	(1.0)%	(7.0)%	(8.0)%	(7.5)%

Diluted earnings per share (“EPS”)	$0.28	$0.13	$0.43	$0.22	$0.37
Adjusted diluted EPS(1)	$0.38	$0.19	$0.59	$0.24	$0.28
Diluted shares	165.0	165.4	165.9	166.5	167.6
(1) Non-GAAP metric. See “Reconciliation of Non-GAAP Information” for more details.
(2) Recast to reflect updated bundle allocation methodology. See “Comparisons” for more details
(3) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2023 to the second quarter of 2022.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the first six months of 2022 included The Athletic for approximately five months while results for the first six months of 2023 included The Athletic for the full six months.
The Athletic was first introduced into our bundle in June 2022, and we allocate revenue and expenses associated with the bundle to NYTG and The Athletic. Beginning April 1, 2023, the Company updated its methodology for the allocation of bundle revenue and expenses to NYTG and The Athletic. For comparison purposes, the Company has recast segment results for the quarters following the second quarter of 2022. The second quarter of 2022 was not recast as the change was de minimis for that quarter in light of the timing of the introduction of The Athletic to the bundle.
This release refers to certain non-GAAP financial measures, including operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs); diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); and net cash provided by operating activities less capital expenditures (or free cash flow). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.
Second quarter 2023 results included the following special item:
•A $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet (the “lease-related impairment”).
Second quarter 2022 results included the following special item:
•A $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y (the “College Point parcel sale”). The gain is included in Interest income and other, net in our Condensed Consolidated Statements of Operations.

Consolidated Results
Revenues
Total revenues for the second quarter of 2023 increased 6.3 percent to $590.9 million from $555.7 million in the second quarter of 2022. Subscription revenues increased 6.8 percent to $409.6 million, advertising revenues were approximately flat at $117.8 million and other revenues increased 16.1 percent to $63.5 million.
Subscription revenues in the second quarter of 2023 rose primarily due to the larger number of subscribers who are paying higher prices, growth in the number of subscribers to the Company's digital-only products and subscribers who have upgraded to the bundle. The larger number of subscribers who are paying higher prices is primarily a result of subscribers whose introductory promotional prices have graduated to higher prices and the implementation of price increases on tenured subscribers for our digital news and Games subscribers. Subscription revenues from digital-only products increased 13.0 percent, to $269.8 million. Print subscription revenues decreased 3.5 percent to $139.8 million, largely due to lower domestic home-delivery revenues, which declined 3.9 percent.
The Company ended the second quarter of 2023 with approximately 9.88 million subscribers across its print and digital products, including approximately 9.19 million digital-only subscribers. Of the 9.19 million digital-only subscribers, approximately 3.30 million were bundle and multiproduct subscribers.
Compared with the end of the first quarter of 2023, there was a net increase of 180,000 digital-only subscribers. Compared with the end of the second quarter of 2022, there was a net increase of 780,000 digital-only subscribers.
Starting this quarter, the Company is reporting three mutually exclusive digital-only subscriber categories: bundle and multiproduct, news-only and other single-product, which collectively sum to total digital-only subscribers, as well as the average revenue per user for each of these categories. Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU, and Subscriptions Revenues Information in the exhibits.

The following charts illustrate ARPU and net additions metrics relating to our digital-only subscriber categories for the five most recent fiscal quarters:
The sum of the subscriber categories net additions may not always equal total digital-only subscribers net additions due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
Total digital-only ARPU was $9.15 for the second quarter of 2023, an increase of 1.2 percent compared with the first quarter of 2023 and 3.6 percent compared with the second quarter of 2022. Both the quarter-over-quarter and year-over-year increases were driven primarily by the price increases on tenured non-bundle digital news and Games subscribers.
Second-quarter 2023 digital advertising revenue increased 6.5 percent and print advertising revenue decreased 8.6 percent. Digital advertising revenue was $73.8 million, or 62.7 percent of total Company advertising revenues, compared with $69.3 million, or 59.0 percent, in the second quarter of 2022. Digital advertising revenues increased primarily as a result of higher revenues from direct-sold and open-market programmatic advertising, partially offset by lower revenues from our podcasts and creative services. Print advertising revenues decreased primarily in the entertainment, finance, healthcare and advocacy categories, partially offset by growth in the luxury category.
Other revenues increased 16.1 percent in the second quarter of 2023, primarily as a result of higher Wirecutter affiliate referral revenues, higher licensing revenues related to a Google commercial agreement and higher TV and film revenues.

Operating Costs
Total operating costs increased 3.6 percent in the second quarter of 2023 to $522.3 million compared with $504.0 million in the second quarter of 2022, while adjusted operating costs increased 4.0 percent to $498.7 million from $479.5 million in the second quarter of 2022. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenues and general and administrative costs as described below, increased 9.4 percent to $101.3 million compared with $92.6 million in the second quarter of 2022.
Cost of revenue increased 3.1 percent to $309.9 million compared with $300.6 million in the second quarter of 2022, largely due to growth in the number of employees who work in our newsrooms, higher compensation expense, and higher digital content delivery costs, partially offset by lower advertiser servicing costs at NYTG. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 11.2 percent to $28.6 million compared with $25.8 million in the second quarter of 2022. This was due mainly to growth in the number of employees associated with digital content delivery as well as higher compensation expenses.
Sales and marketing costs decreased 0.8 percent to $62.2 million compared with $62.8 million in the second quarter of 2022 due to lower media expenses at NYTG, partially offset by higher sales and marketing expenses at The Athletic. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 9.5 percent to $28.0 million in the second quarter of 2023 from $30.9 million in 2022.
Product development costs increased 10.3 percent to $56.0 million compared with $50.8 million in the second quarter of 2022, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives. All product development costs are technology costs.
General and administrative costs increased 4.5 percent to $72.3 million compared with $69.1 million in the second quarter of 2022, largely due to stock price appreciation on stock-based awards and higher compensation and benefits expenses, partially offset by lower severance expense. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 3.9 percent to $16.6 million compared with $16.0 million in the second quarter of 2022 due mainly to growth in the number of employees.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
Refer to Comparisons above and the Segment Information in the exhibits for a discussion of our bundle allocation methodology, which we updated on April 1, 2023.
The New York Times Group
NYTG revenues grew 4.5 percent in the second quarter of 2023 to $560.5 million from $536.1 million in the second quarter of 2022. Subscription revenues increased 5.0 percent to $385.0 million from $366.6 million in the second quarter of 2022, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues decreased 2.2 percent to $112.3 million from $114.8 million in the second quarter of 2022, due to lower print advertising revenues, partially offset by higher digital advertising revenues.
NYTG adjusted operating costs increased 3.0 percent in the second quarter of 2023 to $460.5 million from $447.3 million in the second quarter of 2022, due to growth in the numbers of employees who work in the newsroom as well as higher general and administrative and product development costs, partially offset by lower sales and marketing costs.
NYTG adjusted operating profit increased 12.6 percent to $100.0 million from $88.8 million in the second quarter of 2022. This was primarily the result of higher digital subscription and other revenues, partially offset by higher adjusted operating costs and lower advertising revenues.
The Athletic
The Athletic revenues grew 55.3 percent in the second quarter of 2023 to $30.4 million from $19.5 million in the second quarter of 2022. Subscription revenues increased 44.4 percent to $24.6 million from $17.0 million in the second quarter of 2022, primarily due to the impact of the additional months of bundle-related revenues in 2023 as well as growth in digital-only subscribers with The Athletic. Advertising revenues increased to $5.4 million from $2.5 million in the second quarter of 2022, primarily due to the launch of display advertising in the third quarter of 2022.
The Athletic adjusted operating costs increased 18.7 percent in the second quarter of 2023 to $38.2 million from $32.1 million in the second quarter of 2022. The increase was mainly due to higher sales and marketing costs, product development costs and digital content delivery costs, all of which were largely driven by the impact of the additional months of bundle-related costs in 2023, partially offset by lower general and administrative expenses.
The Athletic adjusted operating loss decreased 38.1 percent to $7.8 million from $12.6 million in the second quarter of 2022. This was primarily the result of higher digital subscription and advertising revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the second quarter of 2023 was $4.5 million compared with $35.6 million in the second quarter of 2022. The decrease was primarily a result of the $34.2 million gain in the second quarter of 2022 related to the College Point parcel sale, partially offset by higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $14.4 million in the second quarter of 2023 compared with $23.9 million in the second quarter of 2022. The effective income tax rate was 23.6 percent in the second quarter of 2023 and 27.9 percent in the second quarter of 2022. The decrease in income tax expense was primarily due to lower income in the second quarter of 2023. The decrease in the effective income tax rate was primarily due to a reduction in the Company’s reserve for uncertain tax positions in the second quarter of 2023.
Earnings Per Share
Diluted EPS in the second quarter of 2023 was $.28 compared with $.37 in the same period of 2022. The decrease in diluted EPS was primarily driven by the gain in the second quarter of 2022 relating to the College Point parcel sale and the lease-related impairment charge in the second quarter of 2023. Adjusted diluted EPS was $.38 in the second quarter of 2023 compared with $.28 in the second quarter of 2022.
Liquidity
As of June 30, 2023, the Company had cash and marketable securities of $510.4 million, an increase of $24.1 million from $486.3 million as of December 31, 2022.
In February 2022, the Board of Directors approved a $150 million Class A share repurchase program. As of August 4, 2023, we had repurchased 4,295,081 shares for approximately $148.6 million and $1.4 million remained under this authorization. In February 2023, the Board of Directors approved a $250 million Class A share repurchase program in addition to the amount remaining under the 2022 authorization.
The Company has a $350 million unsecured revolving line of credit. As of June 30, 2023, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.
Net Cash provided from/(used in) operating activities in the first six months of 2023 was $119.8 million compared with $16.1 million in the same period of 2022. Free cash flow in the first six months of 2023 was $109.0 million compared with $(2.9) million in the same period of 2022. Free cash flow in the first six months of 2022 was negatively impacted by a one-time payment related to the acceleration of The Athletic Media Company stock options in connection with the acquisition.
Capital Expenditures
Capital expenditures totaled approximately $5 million in the second quarter of 2023 compared with approximately $10 million in the second quarter of 2022. The decrease in capital expenditures in 2023 was primarily driven by higher expenditures in the prior year related to improvements in our headquarters building.

Outlook
Below is the Company’s guidance for revenue and operating costs for the third quarter of 2023 compared with the third quarter of 2022.

The New York Times Company

Digital-only subscription revenues	increase 14 - 17%
Total subscription revenues	increase 8 - 10%

Digital advertising revenues	increase mid-single-digits
Total advertising revenues	approximately flat

Other revenue	increase 13 - 16%

Operating costs	increase 5 - 7%
Adjusted operating costs	increase 5 - 8%
The Company expects the following on a pre-tax basis in 2023:
•Depreciation and amortization: approximately $80 million, which includes approximately $29 million of acquired intangible assets amortization largely related to the acquisition of The Athletic,
•Interest income and other, net: approximately $15 million to $17 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s second-quarter 2023 earnings conference call will be held on Tuesday, August 8, at
8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10180390/f9d2be9fde, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Tuesday, August 22. The replay access code is 7925859.
About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 9 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; economic, market, public health (including Covid-19-related) and geopolitical conditions or other events; damage to our brand or reputation; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with the international scope of our business and foreign operations; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Information

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Olivia Bloch, 212-555-1325; investor.relations@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Revenues
Subscription(a)	$409,590	$383,619	6.8%	$807,132	$755,598	6.8%
Advertising(b)	117,770	117,379	0.3%	224,011	233,649	(4.1)%
Other(c)	63,493	54,682	16.1%	120,449	103,858	16.0%
Total revenues	590,853	555,680	6.3%	1,151,592	1,093,105	5.4%
Operating costs
Cost of revenue (excluding depreciation and amortization)	309,923	300,583	3.1%	616,775	581,948	6.0%
Sales and marketing	62,241	62,769	(0.8)%	129,275	140,357	(7.9)%
Product development	56,047	50,822	10.3%	113,109	98,255	15.1%
General and administrative	72,273	69,141	4.5%	153,324	140,498	9.1%
Depreciation and amortization	21,858	20,704	5.6%	42,698	39,390	8.4%
Total operating costs	522,342	504,019	3.6%	1,055,181	1,000,448	5.5%
Acquisition-related costs(d)	—	—	—	—	34,712	*
Lease-related impairment charge(e)	12,736	—	*	12,736	—	*
Operating profit	55,775	51,661	8.0%	83,675	57,945	44.4%
Other components of net periodic benefit (income)/costs	(684)	1,624	*	(1,369)	3,146	*
Interest income and other, net(f)	4,517	35,604	*	7,690	36,679	(79.0)%
Income before income taxes	60,976	85,641	(28.8)%	92,734	91,478	1.4%
Income tax expense	14,402	23,864	(39.6)%	23,839	24,976	(4.6)%
Net income	$46,574	$61,777	(24.6)%	$68,895	$66,502	3.6%
Average number of common shares outstanding:
Basic	164,714	167,636	(1.7)%	164,844	167,816	(1.8)%
Diluted	165,037	167,636	(1.6)%	165,325	167,816	(1.5)%
Basic earnings per share attributable to common stockholders	$0.28	$0.37	(24.3)%	$0.42	$0.40	5.0%
Diluted earnings per share attributable to common stockholders	$0.28	$0.37	(24.3)%	$0.42	$0.40	5.0%
Dividends declared per share	$0.11	$—	*	$0.22	$0.09	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital and print subscription revenues for the second quarters and first six months of 2023 and 2022:

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Digital-only subscription revenues(1)	$269,774	$238,727	13.0%	$528,541	$465,489	13.5%
Print subscription revenues:
Domestic home-delivery subscription revenues(2)	126,024	131,080	(3.9)%	251,901	262,472	(4.0)%
Single-copy, NYT International and Other subscription revenues(3)	13,792	13,812	(0.1)%	26,690	27,637	(3.4)%
Subtotal print subscription revenues	139,816	144,892	(3.5)%	278,591	290,109	(4.0)%
Total subscription revenues	$409,590	$383,619	6.8%	$807,132	$755,598	6.8%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Domestic home-delivery subscriptions include access to our digital products.
(3) NYT International is the international edition of our print newspaper.

(b) The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2023 and 2022:

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Advertising revenues:
Digital	$73,804	$69,292	6.5%	$135,075	$136,306	(0.9)%
Print	43,966	48,087	(8.6)%	88,936	97,343	(8.6)%
Total advertising	$117,770	$117,379	0.3%	$224,011	$233,649	(4.1)%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, television and film, retail commerce, our live events business and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue and our student subscription sponsorship program, totaled $38.0 million and $64.1 million for the second quarter and first six months of 2023, respectively.

(d) In the first quarter of 2022, the Company recorded acquisition-related costs, which primarily included expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

(e) In the second quarter of 2023, the Company recorded a $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet.

(f) In the second quarter of 2022, the Company recorded a $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products. We also offer standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products. Access to our new Audio product, which we launched in the second quarter of 2023, is included in bundle subscriptions and subscriptions to our digital news product.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Digital-only subscribers:
Bundle and multiproduct(1)(2)	3,300	3,020	2,500	2,130	1,980
News-only(2)(3)	3,320	3,580	3,920	4,130	4,210
Other single-product(2)(4)	2,580	2,420	2,410	2,330	2,230
Total digital-only subscribers(2)(5)	9,190	9,020	8,830	8,590	8,410
Print subscribers(6)	690	710	730	740	760
Total subscribers	9,880	9,730	9,550	9,330	9,170
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 5% of total digital-only subscribers as of the end of the second quarter of 2023. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Digital-only ARPU:
Bundle and multiproduct	$13.40	$14.33	$15.20	$15.77	$16.09
News-only	$9.29	$8.69	$8.49	$8.30	$8.11
Other single-product	$3.57	$3.67	$3.65	$3.69	$3.82
Total digital-only ARPU	$9.15	$9.04	$8.93	$8.87	$8.83
ARPU metrics are calculated by dividing the digital subscription revenue in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters:

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Digital-only subscribers with The Athletic(1)(2)	3,640	3,270	2,680	2,290	1,690
(1) In June 2022, we provided all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
The following chart illustrates the growth in subscription revenues as well as the relative stability of our print domestic home-delivery subscription product.

Subscription Revenues (1)
($ millions)
Print domestic home-delivery (2)
Print Other (3)
Digital-only
Period
2019
525
99
460
1,084
2020
529
68
598
1,195
2021
529
59
774
1,362
2022
517
56
979
1,552
YTD 2022
262
28
465
755
YTD 2023
252
27
529
808

(1) Amounts may not add due to rounding.
(2) Includes access to our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)
Since the acquisition of The Athletic in the first quarter of 2022, we have had two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenue from and expenses associated with our bundle are allocated to NYTG and The Athletic. The Athletic was first introduced into our bundle in June 2022. Therefore, The Athletic’s results for the second quarter of 2022 include bundle revenue and expenses for only part of the quarter, whereas the second quarter of 2023 included bundle revenue and expenses for the entire quarter.
Prior to April 1, 2023, we allocated bundle revenue first to our digital news product based on its standalone list price and then the remaining bundle revenue was allocated to the other products in the bundle, including The Athletic, based on their relative standalone list prices. Starting April 1, 2023, we allocate 10% of bundle revenue to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
Prior to April 1, 2023, we allocated to NYTG and The Athletic direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, based on a historical actual percentage of these costs to bundle revenue. Starting April 1, 2023, we allocate 10% of product development, marketing and subscriber servicing expenses (including the direct variable expenses referenced above) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.
For comparison purposes, the Company has recast segment results for the quarters following the second quarter of 2022 to reflect the updated allocation methodology. The second quarter of 2022 was not recast as the change was de minimis for that quarter in light of the timing of the introduction of The Athletic to the bundle.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the first six months 2022 included The Athletic for approximately five months while results for the first six months 2023 included the Athletic for the full six months.

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Revenues
NYTG	$560,494	$536,134	4.5%	$1,093,276	$1,061,402	3.0%
The Athletic	30,359	19,546	55.3%	58,316	31,703	83.9%
Total revenues	$590,853	$555,680	6.3%	$1,151,592	$1,093,105	5.4%
Adjusted operating costs
NYTG	$460,525	$447,316	3.0%	$928,020	$904,860	2.6%
The Athletic	38,162	32,145	18.7%	77,431	51,123	51.5%
Total adjusted operating costs	$498,687	$479,461	4.0%	$1,005,451	$955,983	5.2%
Adjusted operating profit (loss)
NYTG	$99,969	$88,818	12.6%	$165,256	$156,542	5.6%
The Athletic	(7,803)	(12,599)	(38.1)%	(19,115)	(19,420)	(1.6)%
Total adjusted operating profit	$92,166	$76,219	20.9%	$146,141	$137,122	6.6%
AOP margin % - NYTG	17.8%	16.6%	120 bps	15.1%	14.7%	40 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Revenues detail by segment	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
NYTG
Subscription	$385,037	$366,620	5.0%	$759,193	$728,222	4.3%
Advertising	112,329	114,832	(2.2)%	214,419	229,322	(6.5)%
Other	63,128	54,682	15.4%	119,664	103,858	15.2%
Total	$560,494	$536,134	4.5%	$1,093,276	$1,061,402	3.0%
The Athletic
Subscription	$24,553	$16,999	44.4%	$47,939	$27,376	75.1%
Advertising	5,441	2,547	*	9,592	4,327	*
Other	365	—	*	785	—	*
Total	$30,359	$19,546	55.3%	$58,316	$31,703	83.9%
The New York Times Company
Subscription	$409,590	$383,619	6.8%	$807,132	$755,598	6.8%
Advertising	117,770	117,379	0.3%	224,011	233,649	(4.1)%
Other	63,493	54,682	16.1%	120,449	103,858	16.0%
Total	$590,853	$555,680	6.3%	$1,151,592	$1,093,105	5.4%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) detail by segment

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$287,789	$279,985	2.8%	$572,112	$549,460	4.1%
Sales and marketing	54,247	58,183	(6.8)%	113,179	132,643	(14.7)%
Product development	50,049	46,773	7.0%	100,880	91,952	9.7%
Adjusted general and administrative(1)	68,440	62,375	9.7%	141,849	130,805	8.4%
Total	$460,525	$447,316	3.0%	$928,020	$904,860	2.6%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$22,134	$20,598	7.5%	$44,663	$32,488	37.5%
Sales and marketing	7,994	4,586	74.3%	16,096	7,714	*
Product development	5,998	4,049	48.1%	12,229	6,303	94.0%
Adjusted general and administrative(2)	2,036	2,912	(30.1)%	4,443	4,618	(3.8)%
Total	$38,162	$32,145	18.7%	$77,431	$51,123	51.5%
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$309,923	$300,583	3.1%	$616,775	$581,948	6.0%
Sales and marketing	62,241	62,769	(0.8)%	129,275	140,357	(7.9)%
Product development	56,047	50,822	10.3%	113,109	98,255	15.1%
Adjusted general and administrative	70,476	65,287	7.9%	146,292	135,423	8.0%
Total	$498,687	$479,461	4.0%	$1,005,451	$955,983	5.2%
(1) Excludes severance of $3.3 million for the first six months of 2023. There were no severance costs for the second quarter of 2023. Excludes multiemployer pension withdrawal costs of $1.1 million and $2.5 million for the second quarter and first six months of 2023, respectively. Excludes severance of $2.5 million for the second quarter and first six months of 2022, and multiemployer pension withdrawal costs of $1.2 million and $2.4 million for the second quarter and first six months of 2022, respectively.

(2) Excludes severance of $0.7 million and $1.2 million for the second quarter and first six months of 2023, respectively. Excludes severance of $0.2 million for the second quarter and first six months of 2022.

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Segment Results Recast

	First Quarter 2023 Recast	Fourth Quarter 2022 Recast	Third Quarter 2022 Recast
NYTG
Subscription	$374,156	$390,585	$361,488
Advertising	102,090	173,865	108,134
Other	56,536	73,763	54,439
Total revenues	532,782	638,213	524,061

Cost of revenue (excluding depreciation and amortization	284,323	310,586	274,506
Sales and marketing	58,932	53,187	56,503
Product development	50,832	49,936	45,546
Adjusted general and administrative	73,408	73,028	66,476
Total adjusted operating costs	$467,495	$486,737	$443,031
Adjusted operating profit	$65,287	$151,476	$81,030

The Athletic
Subscription	$23,386	$23,507	$21,184
Advertising	4,151	5,307	2,333
Other	420	509	102
Total revenues	27,957	29,323	23,619

Cost of revenue (excluding depreciation and amortization	22,529	21,543	20,350
Sales and marketing	8,102	9,277	8,229
Product development	6,230	5,520	4,928
Adjusted general and administrative	2,408	2,627	2,165
Total adjusted operating costs	$39,269	$38,967	$35,672
Adjusted operating loss	$(11,312)	$(9,644)	$(12,053)

The New York Times Company
Subscription	$397,542	$414,092	$382,672
Advertising	106,241	179,172	110,467
Other	56,956	74,272	54,541
Total revenues	560,739	667,536	547,680

Cost of revenue (excluding depreciation and amortization	306,852	332,129	294,856
Sales and marketing	67,034	62,464	64,732
Product development	57,062	55,456	50,474
Adjusted general and administrative	75,816	75,655	68,641
Total adjusted operating costs	$506,764	$525,704	$478,703
Adjusted operating profit	$53,975	$141,832	$68,977

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs); and net cash provided by operating activities less capital expenditures (or free cash flow). Beginning with the fourth quarter of 2022, the Company updated its definition of adjusted diluted EPS to exclude amortization of acquired intangible assets in addition to previously excluded severance, non-operating retirement costs and special items, which allows for better comparability between periods of the Company’s operating performance, and in the table below the Company has presented 2022 adjusted diluted EPS in accordance with the updated definition for comparative purposes. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities including, investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Diluted EPS	$0.28	$0.37	(24.3)%	$0.42	$0.40	5.0%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.09	0.07	28.6%
Severance	—	0.02	*	0.03	0.02	50.0%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.01	100.0%
Other components of net periodic benefit costs/(income)	—	0.01	*	(0.01)	0.02	*
Special items:
Acquisition-related costs	—	—	—	—	0.21	*
Lease-related impairment charge	0.08	—	*	0.08	—	*
Gain on the sale of land	—	(0.20)	*	—	(0.20)	*
Income tax expense of adjustments	(0.03)	0.03	*	(0.05)	(0.03)	66.7%
Adjusted diluted EPS(1)	$0.38	$0.28	35.7%	$0.56	$0.49	14.3%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Operating profit	$55,775	$51,661	8.0%	$83,675	$57,945	44.4%
Add:
Depreciation and amortization	21,858	20,704	5.6%	42,698	39,390	8.4%
Severance	713	2,660	(73.2)%	4,493	2,660	68.9%
Multiemployer pension plan withdrawal costs	1,084	1,194	(9.2)%	2,539	2,415	5.1%
Special items:
Acquisition-related costs	—	—	—	—	34,712	*
Lease-related impairment charge	12,736	—	*	12,736	—	*
Adjusted operating profit	$92,166	$76,219	20.9%	$146,141	$137,122	6.6%
Divided by:
Revenue	$590,853	$555,680	6.3%	$1,151,592	$1,093,105	5.4%
Operating profit margin	9.4%	9.3%	10 bps	7.3%	5.3%	200 bps
Adjusted operating profit margin	15.6%	13.7%	190 bps	12.7%	12.5%	20 bps
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Second Quarter			Six Months
	2023	2022	% Change	2023	2022	% Change
Operating costs	$522,342	$504,019	3.6%	$1,055,181	$1,000,448	5.5%
Less:
Depreciation and amortization	21,858	20,704	5.6%	42,698	39,390	8.4%
Severance	713	2,660	(73.2)%	4,493	2,660	68.9%
Multiemployer pension plan withdrawal costs	1,084	1,194	(9.2)%	2,539	2,415	5.1%
Adjusted operating costs	$498,687	$479,461	4.0%	$1,005,451	$955,983	5.2%
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by/(used in) operating activities before capital expenditures (or free cash flow)

	Six Months
	2023	2022
Net cash provided by operating activities	$119,782	$16,148
Less: Capital expenditures	(10,792)	(19,005)
Free cash flow	$108,990	$(2,857)